Exhibit 99.1

ROKK3R INC. ANNOUNCES $12 MILLION IN YEAR-TO-DATE CONTRACTED BOOKINGS AND PROVIDES BUSINESS UPDATE

MIAMI, FL: September [5], 2019 - Rokk3r Inc. (“Rokk3r”) (OTC: ROKK), a global idea-to-exit consulting services company that leverages exponential technologies to generate value today announced that year-to-date contracted bookings as of August 31, 2019 of over $12 million (this does not include business that may be booked for the rest of 2019), $8 million of which Rokk3r expects to recognize as revenue (this does not include any additional revenue that Rokk3r may recognize for the rest of 2019). Rokk3r also released a letter to stockholders today that provides a business update. A copy of the letter to stockholders can be viewed here.

During 2018, Rokk3r expanded its client base in the United States and in Ecuador, demonstrating its ability to successfully enter new markets. Rokk3r’s presence in Mexico serves as additional evidence of such success. Since the beginning of 2019, Rokk3r has established a satellite office in Mexico, hired a country manager, and completed two Think Phases In the second quarter of 2019, Rokk3r entered the Central American market by completing its first Think Phase in Guatemala. Rokk3r expects to convert this to a Cobuild project by year-end.  During 2019, Rokk3r also grew its presence in Colombia through the launch of Beriblock, a Cobuild company, and the completion of two Think Phase engagements, one of which has entered the Cobuild phase. Rokk3r is getting ready to close new clients in Chile, Bolivia and Brazil in the balance of 2019, further solidifying our presence in Latin America.

Rokk3r has assisted with the launch of five new companies in 2019 with an average founder’s equity position of 41%: Cargologik (logistics), Best Look (fashion), Graphpath (AI), Flamingo (travel), and Beriblock (fintech, blockchain).

In May 2019, Rokk3r completed the acquisition of Bullfrog Ventures LLC (“Bullfrog”), a Florida-based consulting company with a focus on technologies related to the insurance industry. We acquired Bullfrog primarily for the knowledge and experience of its workforce and the strength of its business model, with the sole intent of bringing Bullfrog’s executives and their acumen under the newly created Rokk3r Insurtech division.

“We believe the outlook for Rokk3r’s continued growth and success of the Company is promising,” says Rokk3r Chairman and CEO, Nabyl Charania. “In the last six months, Rokk3r has been able to demonstrate the validity and relevance of its value proposition through organic market growth in selected countries throughout Latin America as evidenced by our record booked revenue. Our expected booked and recognized revenue takes the Company toward profitability by the end of the year and positions Rokk3r for future growth as our brand and our track record become more widely known and trusted. We encourage everyone to visit our website to learn more about our progress and strategy.”

About Rokk3r Inc.:

Rokk3r Inc. (OTC: ROKK) is a Miami, Florida-based company builder and technology transformation company providing a range of solutions in business strategy (Think), technology development (Cobuild) and growth services (Scale). Rokk3r enables aspiring entrepreneurs and established companies to successfully launch exponential, tech-driven businesses. By leveraging Rokk3r's extended ecosystem and global network of engineers, designers and educators, such groundbreaking companies as Beriblock, AdMobilize, SoStereo, Uniko, and HotSwitch have been #PoweredByRokk3r. To learn how Rokk3r transforms businesses from traditional to exponential, visit rokk3r.com and follow Rokk3r on Twitter, LinkedIn, Instagram and Facebook.

Contact: Debora Lima | debora@TheTagExperience.com | 786-797-8540
For Inquiries: press@rokk3r.com | 1.888.3 ROKK3R | www.rokk3r.com